Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Nos. 333-217639, 333-160362, 333-156012, 333-143493, 333-117248, 333-17773, 333-106753, and 333-106751) on Form S-8 and Registration Statement (Nos. 333-229162 and 333-217987) on Form S-3 of Gray Television, Inc., of our report dated March 22, 2019, with respect to the consolidated carve-out balance sheets of Raycom Media, Inc. and its subsidiaries as of December 31, 2018 and 2017, the related consolidated carve-out statements of income, changes in deficit in net assets, and cash flows for each of the years in the three-year period ending December 31, 2018, and the related notes to the consolidated carve-out financial statements (collectively, the “consolidated carve-out financial statements”), which report appears in the Form 8-K of Gray Television, Inc. dated May 8, 2019. Our report dated March 22, 2019 relating to the consolidated carve-out financial statements contains an emphasis of matter paragraph that states that the accompanying consolidated carve-out financial statements reflect the assets, liabilities, revenue and expenses directly attributable to the carved out entities as well as allocations deemed reasonable by management.

/s/ KPMG LLP

Atlanta, Georgia
May 7, 2019